                                                                 Exhibit 23.04

              [LETTERHEAD OF KPMG PEAT MARWICK LLP APPEARS HERE]



                           CONSENT OF INDEPENDENT
                        CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Asymetrix Learning Systems, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Asymetrix Learning Systems, Inc. of our reports dated March 27, 1998, except as to note 12 which is as of June 10, 1998, relating to the consolidated balance sheets of Asymetrix Learning Systems, Inc. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended December 31, 1997, and related financial statement schedule, which reports appear in Amendment No. 3 of the registration statement (No. 333-49037) on Form S-1 of Asymetrix Learning Systems, Inc.



/s/ KPMG Peat Marwick LLP


Seattle, Washington
December 2, 1998